EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (333-152931, 333-161014, 333-188290, 333-190507, 333-198682, 333-206589, 333-226679, 333-257522, 333-258597, 333-262015, 333-267805, and 333-269518) and Form S-3 (333-249921 and 333-250075) of Seacoast Banking Corporation of Florida (the Company) of our report dated February 28, 2023, with respect to the consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of income, comprehensive income, cash flows, and shareholders’ equity for each of the years in the three-year period ended December 31, 2022, and the effectiveness of internal control over financial reporting as of December 31, 2022, which report appears in the December 31, 2022 annual report on Form 10-K of the Company.

/s/ Crowe LLP

Fort Lauderdale, Florida
February 28, 2023